Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)
(Form Type)

Acadia Realty Trust
(Exact Name of Registrant as Specified in its Charter)

N/A

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to Be Paid	Equity	Common shares of beneficial interest, par value $0.001	(1)	6,900,000	16.38	$113,022,000	0.00014760	$16,682.05
Carry Forward Securities N/A
	Total Offering Amounts					$113,022,000		16,682.05
	Total Fees Previously Paid							0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$16,682.05

(1) Calculated in accordance with Rules 457(o) and 457(r) of the Securities Act of 1933, as amended. Reflects the additional issuance and sale of 900,000 common shares pursuant to underwriters’ option to purchase additional shares.